Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Bellicum Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2019 Equity Incentive Plan Common Stock, par value $0.01 per share	Other(2)	2,250,000	$1.36	$3,060,000	0.0000927	$283.67
Total Offering Amounts					$3,127,500		$283.67
Total Fee Offsets							—
Net Fee Due							$283.67

(1)
Consists of 2,250,000 additional shares of common stock (the “Common Stock”) of Bellicum Pharmaceuticals, Inc. (the “Registrant”) available for issuance under the Registrant’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”) pursuant to an amendment to the 2019 Plan approved by the Registrant’s stockholders at the Registrant’s Annual Meeting of Stockholders held on June 15, 2022. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the Common Stock that become issuable under the 2019 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Stock.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per unit and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on August 8, 2022, as reported on The Nasdaq Capital Market.